UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2015

MasterCard Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32877	13-4172551
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Purchase Street Purchase, New York		10577
(Address of principal executive offices)		(Zip Code)

(914) 249-2000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 21, 2015, MasterCard Incorporated (the “Company”) entered into a committed five-year unsecured $3,750,000,000 revolving credit facility (the “Credit Facility”) with Citibank, N.A. as managing administrative agent; JPMorgan Chase Bank, N.A. as administrative agent; Citigroup Global Markets Inc. and J.P. Morgan Securities LLC as joint lead arrangers, joint book managers and global coordinators; Bank of China, New York Branch, Deutsche Bank Securities Inc., and U.S. Bank, National Association as joint lead arrangers, joint book managers, syndication agents and regional coordinators; The Bank of Tokyo-Mitsubishi UFJ, Ltd., Barclays Bank PLC, Goldman Sachs Bank USA, Industrial and Commercial Bank of China Limited, New York Branch, Lloyds Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Bank, Ltd., RBS Securities Inc. and Bank of America, N.A. as joint lead arrangers, joint book managers and/or documentation agents; and the other lenders and agents from time to time party thereto. The Credit Facility, which expires on October 21, 2020, amended and restated the Company’s prior $3,000,000,000 credit facility which was to expire on November 14, 2019.

The Credit Facility provides the Company with a revolving line of credit with a borrowing capacity of up to $3,750,000,000. Borrowings under the Credit Facility are available in U.S. dollars and/or Euros for general corporate purposes. Borrowings under the Credit Facility would bear interest at the London Interbank Offered Rate (LIBOR) or an alternative base rate for the relevant currency, in each case plus applicable margins that fluctuate based on the applicable long-term issuer rating (or, if not available, the counterparty rating) of the Company. The Company has agreed to pay a facility fee which will fluctuate based on the Company’s applicable rating.

Certain other material terms of the Credit Facility include:

•	a financial covenant which requires the Company to maintain a maximum consolidated leverage ratio (defined as the ratio of consolidated adjusted debt to consolidated EBITDA, in each case as defined in the Credit Facility) of not greater than 3.50 to 1.00;

•	restrictive covenants (subject, in each case, to certain customary exceptions and amounts) which limit the Company’s ability to, among other things: (a) create liens (excluding, among other things, (i) liens not exceeding the greater of (x) $400,000,000 or (y) 4% of consolidated total assets of the Company or (ii) deposits in connection with the purchase price for an acquisition); (b) effect fundamental changes to MasterCard and its subsidiaries, including a merger or sale of substantially all of the assets of the Company, or a liquidation or dissolution of the Company (c) dispose of assets outside of the ordinary course of business (excluding, among others, the sale of property in any period of twelve consecutive months not exceeding 25% of the Company’s consolidated total assets); (d) engage in transactions with affiliates that are not on fair or reasonable terms and (e) enter into new lines of business which would result in a change in the Company’s primary business;

•	customary events of default, upon the occurrence of which, after any applicable grace period, the lenders will have the ability to accelerate all outstanding loans thereunder and terminate the commitments;

•	the option for the Company to prepay, terminate or reduce the commitments under the Credit Facility at any time without penalty in minimum amounts of $10.0 million;

•	the right to designate one or more subsidiaries of the Company as Subsidiary Borrowers that may borrow under the commitments made available under the Credit Facility, subject to customary conditions and subject to the unconditional guarantee provided by the Company with respect to any such borrowings and any other obligations, if any, of the Subsidiary Borrowers under the Credit Facility; and

•	customary representations and warranties.

The foregoing description is qualified in its entirety by reference to the Credit Facility, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

The majority of the Credit Facility lenders are customers or affiliates of customers of MasterCard International Incorporated, the Company’s operating subsidiary. Certain of the lenders under the Credit Facility, or their affiliates, have provided, and may in the future from time to time provide, certain commercial and investment banking, financial advisory and other services in the ordinary course of business for the Company and its subsidiaries, for which they have in the past and may in the future receive customary fees and commissions.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Exhibit Description

10.1	$3,750,000,000 Amended and Restated Credit Agreement, dated as of October 21, 2015, among MasterCard Incorporated, the several lenders and agents from time to time party thereto, Citibank, N.A., as managing administrative agent and JPMorgan Chase Bank, N.A. as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED

Date: October 23, 2015	By:	/s/ Janet McGinness
Janet McGinness
Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	$3,750,000,000 Amended and Restated Credit Agreement, dated as of October 21, 2015, among MasterCard Incorporated, the several lenders and agents from time to time party thereto, Citibank, N.A., as managing administrative agent and JPMorgan Chase Bank, N.A. as administrative agent.